                                                                      EXHIBIT 11


                          CONSULIER ENGINEERING, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                           PRIMARY AND FULLY DILUTED


                           Three Months Ended           Six Months Ended
                                June 30,                    June 30,
                           1995         1994           1995         1994
                        ----------   ----------     ----------   ----------
Net Income              $  309,720   $  147,410     $  479,448   $  508,836
Tax effected
 debt reduction (1)          N/A         N/A             N/A         23,590
                        ----------   ----------     ----------   ----------

Adjusted Net income     $  309,720   $  147,410     $  479,448   $  532,426
                        ==========   ==========     ==========   ==========

Shares used in
  computation:

Weighted average
  number of
  common shares
  outstanding            2,522,346    2,531,118      2,522,346    2,539,696

Common stock
  equivalents
  from assumed
  issuances using
  the treasury
  stock method -

Stock options and
  warrants                 149,759       N/A   (2)     154,864      243,479
                        ----------   ----------     ----------   ----------
Primary shares O/S       2,672,105    2,531,118      2,677,210    2,783,175
                        ==========   ==========     ==========   ==========

Earnings per share:     $      .12   $      .06     $      .18   $      .19
                        ==========   ==========     ==========   ==========

NOTES:
(1) At June 30, 1994 under the modified treasury stock method proceeds from the issuance of options and warrants exceeded the cost of repurchasing 20% of outstanding shares at average market price for the period. Accordingly, a debt reduction and the investment of funds in Treasury securities was assumed. Income was therefore adjusted net of the related tax effect.

(2) For the three month period ended September 30, 1994 the modified treasury stock method was anti-dilutive. Therefore, weighted average common shares were used in computing earnings per share.